Exhibit 99.1

News Release

NYSE: BPL	Buckeye Partners, L.P. TEK Park #5 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	07-04
Manager, Investor Relations smilbourne@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P.
ANNOUNCES AN OFFERING OF 1,500,000 LIMITED PARTNERSHIP UNITS

Breinigsville, PA — February 27, 2007… Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today announces that the Partnership has priced an offering of 1,500,000 limited partnership units.  The sole underwriter, Morgan Stanley & Co. Incorporated, has been granted an option to purchase up to an additional 225,000 limited partnership units to cover over-allotments, if any.  The Partnership intends to use the net proceeds from this offering to reduce its indebtedness under its revolving credit facility.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

When available, copies of the prospectus supplement and accompanying base prospectus related to this offering may be obtained from Morgan Stanley & Co.

(more)

Incorporated (Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014 or by e-mail at prospectus@morganstanley.com).

Buckeye Partners, L.P., through its operating subsidiaries, owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline.  The Partnership also owns and operates 47 refined petroleum products terminals with an aggregate storage capacity of approximately 19.1 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania, and operates and maintains approximately 2,500 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; (14) interest rate fluctuations and other capital market conditions; (15) unanticipated capital expenditures and operating expenses to repair or replace the Partnership’s assets; (16) availability and cost of insurance on the Partnership’s assets and operations; (17) expansion in the operations of the Partnership’s competitors; (18) shut-downs or cutbacks at major refineries that use the Partnership’s services; and (19) the treatment of the Partnership as a corporation for federal income tax purposes or the Partnership becoming subject to entity-level taxation for state tax purposes.  You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

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